Exhibit 2.1

STOCK EXCHANGE AGREEMENT

BY AND AMONG

Nutralife Biosciences, Inc.

Healthcare Concierges USA, Inc.

The Shareholders of Healthcare Concierges USA, Inc.

And

The Shareholders’ Representative

i

Exhibit A:	Irrevocable Stock Powers

Schedule 2.06(a):	Target Working Capital Calculations

Disclosure Schedules:

ii

STOCK EXCHANGE AGREEMENT

Dated as of February 21, 2023

This Stock Exchange Agreement (together with the exhibits and other attachments hereto, this “Agreement”) is entered into as of the date first set forth above (the “Closing Date”) by and among (i) Nutralife Biosciences, Inc., a Florida corporation (the “Company”), (ii) Healthcare Concierges USA, Inc., an Illinois corporation, and all of its subsidiaries and Affiliates as further described at Section 1.01(ll) (collectively referred to hereafter as “Seller”), (iii) all of the shareholders of the Seller as set forth on the signature pages hereto (each, a “Shareholder” and collectively the “Shareholders”) and (iv) Mrugesh Patel (“Mr. Patel”), as the representative of the Shareholders (the “Shareholders’ Representative”). Each of the Company, the Seller, each Shareholder and the Shareholders’ Representative may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, the Shareholders own all of the 1,000,000 issued and outstanding shares of common stock, $1.00 par value per share of the Seller, representing 100% of the authorized equity of Seller (collectively, the “Seller Common Stock”);

WHEREAS the Company agrees to acquire all of the Seller’s Common Stock from the Shareholders in exchange for the issuance by the Company to the Seller of One Million (1,000,000) shares of common stock, par value $0.0001 per share, of the Company (the “Exchange Shares”); and

WHEREAS the Company agrees to issue to the Seller up to an additional Forty-Nine Million (49,000,000) Exchange Shares within seventy-five (75) days of the Closing Date pending satisfactory completion of the Company’s audit of the Seller’s books and records;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

(a)	“Accredited Investor” has the meaning set forth in Section 3.13(b).

(b)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(c)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, or employed by such Person.

(d)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(e)	“Arbitrator” has the meaning set forth in Section 6.02(a).

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(f)	“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(g)	“Business” means the provision of urgent care, medical spa, mental health, and detoxification medical and wellness services, offered both at owned or leased facilities located nation-wide, and at-home services for patients, including through treatments, pharmacy management, wellness programs with personalized coaching, nutrition services, and inpatient facilities-based and in-home infusions administered by clinicians; providing an all-inclusive medical facility treating and dispensing medication for patients facing chronic health conditions and external challenges, including social determinants of health; and managing and operating pharmacies and infusion centers.

(h)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(i)	“Cancellation Notice” has the meaning set forth in Section 2.06(f).

(j)	“Cancellation Rights” has the meaning set forth in Section 2.06Section 2.06(e).

(k)	“Closing Date” has the meaning set forth in the introductory paragraph hereto.

(l)	“Closing” has the meaning set forth in Section 2.02.

(m)	“Code” means the Internal Revenue Code of 1986, as amended.

(n)	“Company Indemnified Party” has the meaning set forth in Section 5.01.

(o)	“Company Indemnifying Party” has the meaning set forth in Section 5.02.

(p)	“Company Organizational Documents” has the meaning set forth in Section 4.02.

(q)	“Company” has the meaning set forth in the introductory paragraph hereto.

(r)	“Confidentiality Agreement” has the meaning set forth in Section 6.05.

(s)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u)	“Exchange Shares” has the meaning set forth in in the recitals hereto.

(v)	“Exchange” has the meaning set forth in Section 2.01(b).

(w)	“Indemnification Notice” has the meaning set forth in Section 5.03(a).

(x)	“Indemnified Party” has the meaning set forth in Section 5.03.

(y)	“Indemnifying Party” has the meaning set forth in Section 5.03.

(z)	“Knowledge of Seller” or variations of substantially similar form mean the knowledge, after and assuming due inquiry, of Seller.

(aa)	“Laws” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(bb)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(cc)	“Losses” has the meaning set forth in Section 5.01.

(dd)	“Material Adverse Effect” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise), assets, net worth, management, earnings, cash flows, business, operations or properties of a Party taken as a whole, whether or not arising from transactions in the ordinary course of business.

(ee)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Authority.

(ff)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(gg)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(hh)	“Regulation S” has the meaning set forth in Section 3.13(f).

(ii)	“Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

(jj)	“Rule 144” has the meaning set forth in Section 3.13(f).

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(kk)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ll)	“Seller” has the meaning set forth in the introductory paragraph hereto, and includes, without limitation, the following subsidiaries and Affiliates: Oak Hills Medical Building Pharmacy, Inc., Prestige Infusions, LLC, and Metro Health Drugs LLC.

(mm)	“Seller Common Stock” has the meaning set forth in the recitals hereto.

(nn)	“Seller Indemnified Party” has the meaning set forth in Section 5.02.

(oo)	“Seller Indemnifying Party” has the meaning set forth in Section 5.01.

(pp)	“Stock Power” has the meaning set forth in Section 2.01(c).

(qq)	“Shareholders’ Representative” has the meaning set forth in the introductory paragraph hereof.

(rr)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Laws relating to any Tax (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Laws) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Laws or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(ss)	“Third Party Claim” has the meaning set forth in Section 5.03(a).

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and in particular, reference to the Shareholders shall, unless otherwise expressly stated, indicate reference to each individual Shareholder as well as all Shareholders as a group;

(c)	the terms “Dollars” and “$” mean United States Dollars;

(d)	references herein to a specific Section, Subsection, Recital, or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement;

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(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.03(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)	references herein to any Laws or any license mean such Laws or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)	references herein to any Laws shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. EXCHANGE

Section 2.01 The Exchange.

(a)	On the terms and subject to the conditions set forth in this Agreement, the Seller’s Shareholders shall sell, assign, transfer and deliver to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the Seller Common Stock held by the Shareholders in exchange for the issuance to the Shareholders of the Exchange Shares.

(b)	The exchange as set forth in this Section 2.01, subject to the other terms and conditions herein, is referred to herein as the “Exchange.”

(c)	At the Closing, each Shareholder shall, on delivery to the Company of the Shareholder’s Irrevocable Stock Power in the form as attached hereto as Exhibit A with respect to the Seller Common Stock (the “Stock Power”), be recorded in the stock ledger of the Company as the owner of the applicable portion of 1,000,000 Exchange Shares.

Section 2.02 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date simultaneously with the execution and delivery of this Agreement by remote exchange of electronic documents.

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Section 2.03 Seller’s Deliverables. At the Closing, Seller shall deliver or cause to be delivered to the Company, (a) the Stock Powers of the Shareholders, and thus all right, title and interest in and to the Seller Common Stock, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, accompanied by such other instruments of transfer duly executed in blank and in form and substance satisfactory to the Company as required for the same to be transferred to the ownership of the Company, with all necessary transfer Tax and other revenue stamps, acquired at Seller’s expense, affixed; together with (b) copies of or prompt and reasonable access to all of Seller’s documents, contact and customer lists, licenses, leases, furniture, fixtures, vehicles, registrations, certificates, keys, inventory and a report of all Seller property, including real, personal, intellectual and intangible, of any type or description owned by Seller, wherever located or situated.

Section 2.04 Company Share Issuance and Deliverables. At the Closing, the Company shall:

(a)	record the Shareholders as the owners of One Million (1,000,000) Exchange Shares in the books and records of the Company as detailed in the sub-sections of this Section 2.04(a). The Exchange Shares shall not be certificated.

(i)	Mrugesh Patel shall be the holder of record of Two Hundred Fifty Thousand (250,000) Exchange Shares; and

(ii)	Pinal Kerai shall be the holder of record of Two Hundred Fifty Thousand (250,000) Exchange Shares; and

(iii)	Aysha Khan shall be the holder of record of Five Hundred Thousand (500,000) Exchange Shares.

(b)	Deliver a copy the Company’s signed instructions tendered to the Company’s transfer agent, instructing the transfer agent to reserve an additional Forty-Nine Million (49,000,000) Exchange Shares and, upon the further written confirmation of the Company, record the Shareholders as the owners of the additional 49,000,000 Exchange Shares in the same proportions and ratios as set forth in the sub-sections of Section 2.04(a). The Exchange Shares shall not be certificated.

Section 2.05 Additional Documents, Deliverable and Obligations. At and following the Closing, the Parties shall:

(a)	execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at, prior to or following the Closing, as the case may be, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, including employment agreements for the Shareholders, each of which shall include, without limitation: (i) non- compete obligations, (ii) non-solicitation obligations, and (iii) confidentiality obligations, and in the case of Mr. Patel, a 3 year term (terminable earlier for good cause) and a voting agreement in which Edgar Ward’s shares of common stock are voted in favor of electing Mr. Patel to the Company’s board of directors; and

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(b)	co-operate and facilitate the prompt transfer of day-to-day administrative and operational duties of Seller to personnel of Company as determined by Company management.

Section 2.06 Post-Closing Adjustment of Share Exchange.

(a)	Within 75 days after the Closing Date, (i) the Company shall deliver to the Shareholder’s Representative a consolidated net working capital statement of the Seller’s business, including all notes thereto, dated as of the Closing Date (referred to hereafter as the “Closing Net Working Capital Statement”). The Closing Net Working Capital Statement shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, and the target working capital calculations agreed to between Seller and Company as set forth on Schedule Section 2.06(a); provided that, in the event of a conflict between the applicable GAAP and consistent application thereof, the applicable GAAP shall prevail. The Seller shall cause its employees and agents to assist and fully cooperate with the Company and their auditors in the preparation of the Closing Net Working Capital Statement and shall provide the Company and their Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, documents, information, reports, books and records of the Seller and the Shareholders for such purpose.

(b)	During the 20 Business Day period following the Seller’s receipt of the Closing Net Working Capital Statement, the Company shall provide the Shareholders’ Representative and his Representatives with access to the working papers of the Company relating to the Closing Net Working Capital Statement, and the Shareholders’ Representative shall cooperate with the Company and its Representatives to provide them with any other information used in preparing the Closing Net Working Capital Statement reasonably requested by the Shareholders’ Representative and his Representatives. The Closing Net Working Capital Statement shall become final and binding on the 20th Business Day following delivery thereof, unless prior to the end of such period, the Shareholders’ Representative delivers to the Company written notice of a disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item(s) on the Closing Net Working Capital Statement. The Seller and the Shareholders shall be deemed to have agreed with all items and amounts in the Closing Net Working Capital Statement not specifically referenced in a Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with this Section 2.06.

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(c)	During the ten Business Day period following delivery of a Notice of Disagreement by the Shareholders’ Representative to the Company, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. During such ten Business Day period, the Seller and the Shareholders’ Representative shall use their commercially reasonable best efforts to provide the Company and its Representatives with access to the working papers of the Seller and their accountants relating to such Notice of Disagreement, and the Seller and the Shareholders and their accountants shall cooperate with the Company and its Representatives to provide them with any other information used in preparation of such Notice of Disagreement reasonably requested by the Company or their Representatives. Any disputed items resolved in writing between and among the Seller, the Shareholders’ Representative and the Company within such ten Business Day period shall be final and binding with respect to such items, and if the Shareholders’ Representative and the Company agree in writing on the resolution of each disputed item specified in the Notice of Disagreement and the amount of the Closing Net Working Capital Statement, the amount so determined shall be final and binding on the parties for all purposes hereunder. If the Shareholders’ Representative and the Buyers have not resolved all such differences by the end of such ten Business Day period, the Shareholders’ Representative and the Company shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the closing working capital as reflected in each of their versions of a Closing Net Working Capital Statement. The Shareholders’ Representative and Company will also furnish to the Independent Accounting Firm such other work papers, documentation and information directly relating to the disputed items as the Independent Accounting Firm may reasonably request. The Independent Accounting Firm shall make a written determination as to each such disputed item and the amounts of the closing working capital, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.06 within the range of the difference between the Shareholders’ Representative’s position, on the one hand, with respect thereto and the Company’s position, on the other hand, with respect thereto. The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.06. For purposes of this Section 2.06, the Independent Accounting Firm shall be Marcum LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Shareholders’ Representative and the Company. The Shareholders’ Representative and the Company shall use their commercially reasonable best efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. The fees and expenses of the Independent Accounting Firm shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. Except as aforesaid, all fees and expenses incurred by a party in connection with any dispute resolution pursuant to this Section 2.06, including without limitation the fees and disbursements of the auditors and other Representatives of each party incurred in connection with their preparation or review of a Closing Net Working Capital Statement, preparation or review of any Notice of Disagreement and presentation of issues to the Independent Accounting Firm, shall be borne by such party.

(d)	Upon final determination of the amounts above, if the final Closing Net Working Capital Statement reflects amounts less than the target working capital calculations set forth in Schedule Section 2.06(a), Company may in its sole reasonable discretion instruct its transfer agent to transfer less than an additional Forty-Nine Million (49,000,000) Exchange Shares to the Shareholders.

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(e)	Notwithstanding anything to the contrary herein, the Parties agree that a discrepancy of more than Fifteen Percent (15%) between the target working capital calculations and the Closing Net Working Capital Statement shall be deemed a material discrepancy, triggering the right of the Company, in its sole reasonable discretion, to unilaterally reduce the number of Exchange Shares tendered to Shareholders in proportion to Company’s conclusions about the severity of the material discrepancy; provided, however, that a discrepancy of more than Thirty Percent (30%) between the target working capital calculations and the Closing Net Working Capital Statement shall trigger Company’s rights, exercisable in its sole discretion, to revoke, cancel, rescind or terminate this Agreement (collectively, such rights are hereafter referred to as “Cancellation Rights”).

(f)	If the Company exercises its Cancellation Rights, it shall notify the Shareholders’ Representative in a writing reasonably setting forth its decision, its reasons therefore and the particulars of the remedy demanded by Company (such notice to be referenced as the “Cancellation Notice”). The Parties shall thereafter promptly cooperate in unwinding their exchange of shares as detailed in the Cancellation Notice. The Cancellation Notice shall describe the manner and timing of the Company’s return to the Shareholders of Seller Common Stock and the Shareholders’ return to the Company of all Exchange Shares held by the Shareholders. Each Party shall bear its own costs in facilitating the orderly and prompt termination or rescission of this Agreement, including through the return, execution and exchange of certificates, instructions, letters, and documents as reasonably requested by each Party. No more than forty-five (45) days after issuance of the Cancellation Notice to the Shareholders’ Representative, this Agreement shall be deemed terminated or rescinded, depending on the rights exercised by Company.

Section 2.07 Taxes. Seller will pay all income, gain, sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement with respect to Seller.

Article III. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDERS

As an inducement to, and to obtain the reliance of the Company, and except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller and the Shareholders hereby represent and warrant, jointly and severally, to the Company, as of the Closing Date, as follows:

Section 3.01 Existence and Power. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of organization and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the organizational documents of Seller (if an entity). Seller has taken all actions required by Laws, and its organizational documents (if an entity) or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated.

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Section 3.01 No Record of Bankruptcy or Felony. Seller is doing business primarily from the address set forth in the introductory paragraph to this Agreement. Neither the Seller nor either of the Shareholders has filed for bankruptcy within ten years of the Closing Date, and has not been charged with, pled nolo contendere to, nor been found guilty of, a felony or any crime involving fraud or any crime of moral turpitude.

Section 3.02 Valid Obligation. This Agreement and all agreements and other documents executed by Seller in connection herewith constitute the valid and binding obligations of Seller, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions

Section 3.03 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by Seller requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 3.04 Title to and Issuance of Seller Common Stock. Shareholders are the record and beneficial owners and holders of all the Seller Common Stock free and clear of all Liens. None of the Seller Common Stock held by any Shareholder is subject to pre-emptive or similar rights and neither Seller nor any Shareholder has any pre-emptive rights or similar rights to purchase or receive any Seller Common Stock or other interests in the Company. Each Shareholder has the power and authority to transfer the Seller Common Stock to the Company as contemplated pursuant to the terms of this Agreement. Upon delivery of the Exchange Shares to Shareholders in exchange for the Seller Common Stock held by Shareholders as contemplated hereby, the Company shall acquire good and valid title to such Seller Common Stock, free and clear of all Liens.

Section 3.05 Validity of Interests. The Seller Common Stock to be delivered at the Closing and the Closing, as applicable, are duly and validly issued, fully paid and non- assessable and free and clear of any Liens.

Section 3.06 Litigation and Proceedings.

(a)	There are no actions, suits, proceedings or investigations pending or, to the Knowledge of Seller after reasonable investigation, threatened by or against Seller or any Shareholders, or affecting Seller or its properties, at Laws or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Seller has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

(b)	Neither Seller nor any Shareholders are, or have been, a party to, or bound by, any judgment, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any governmental entity concerning alleged noncompliance with Health Care Laws, as defined in Section 3.07(b).

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Section 3.07 Compliance with Laws and Regulations.

(a)	Seller has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Seller or except to the extent that noncompliance would not result in the occurrence of any material liability for Seller.

(b)	Without limiting the foregoing, and except as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2022, Seller, and, to the Knowledge of Seller, each of Seller’s respective directors, managers, members of their governing authorities, officers and each of their employees and independent contractors (with respect to their activities on behalf of the Seller or any subsidiary), have specifically been, and are currently, in compliance with, to the extent applicable: (i) all Laws related to federal health care programs, including Medicare, Medicaid, the Children’s Health Insurance Program and the TRICARE Program; (ii) all federal Laws, rules, and regulations relating to health care fraud and abuse, including (A) the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) or any state anti-kickback Laws, (B) the Civil Penalties Laws, 42 U.S.C. § 1320a-7a or any similar state Laws, (C) the Civil False Claims Act, 31 U.S.C. §§ 3729 et seq., or any similar state Laws and (D) the Beneficiary Inducement Statute, 42 U.S.C. § 1320a-7a(a)(5) or any similar state Laws; (iii) federal or state Laws relating to billing or claims for reimbursement submitted to any third-party payor; (iv) HIPAA as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), any regulations promulgated under HIPAA or HITECH from time to time, and similar state Laws governing the use or disclosure of health or consumer information privacy or security; (v) Laws with respect to the practice or operation of pharmacies; the packaging, repackaging, wholesale distribution, storage, possession, distribution, dispensing, or compounding, labeling, advertising, promotion or marketing of prescription drugs, biological products or controlled substances or other health care products or services, including the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., the Controlled Substances Act, 21 U.S.C. § 801 et seq., and the Public Health Service Act (42 U.S.C. § 201 et seq.), the implementing regulations of each codified at Titles 21 and 42, Code of Federal Regulations, and any similar state or local Laws; (vi) Laws (including quality and safety Laws) relating to the regulation, provision or administration of, payment for, advertising or promotion of, labeling, packaging, advertising, or adulteration of prescription drugs, biological products or controlled substances, or other health care products or services; (vii) Laws pertaining to utilization review, claims adjudication, care management, the provision of health care services remotely or electronically, public health data collection or reporting, or health care discount card, copayment assistance, other patient assistance programs or services, self-referrals, false claims, fraud, waste, abuse, the corporate practice of medicine or nursing, patient charges, billing, coding, coverage reimbursement, reporting, advertising, promotion, marketing, timely repayment of overpayments, recordkeeping and documentation and referrals; and (viii) all other applicable federal, state, and local health care Laws (in each case of the items in clauses (i) though (viii), collectively referred to as, “Health Care Laws”).

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(c)	The agreements between the Seller, on the one hand, and pharmaceutical manufacturers, rebate aggregators or any other entities involved in the negotiation, exchange, aggregation or administration of rebates, administrative fees, or other price concessions on the basis of utilization of a pharmaceutical manufacturer’s prescription drug products, on the other hand, comply with relevant Health Care Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), and have been reported and accounted for in accordance with all rules, policies, and requirements established for the operation of qualified prescription drug coverage set forth in section 1860D-1 et seq. of the Social Security Act, the regulations promulgated thereunder at 42 C.F.R. Part 423, and Centers for Medicare & Medicaid Services guidance and directives, including those regarding direct and indirect remuneration reporting. The Seller has, to the extent required by applicable Laws or contract, fully disclosed to their health plan customers any rebates, administrative fees or other price concessions retained by the Seller, any Seller subsidiary or any rebate aggregator or other entity contracting with the Seller or any Seller subsidiary or affiliate with respect to the negotiation, exchange, aggregation or administration of rebates, administrative fees or other price concessions.

(d)	None of the Seller nor any Seller subsidiary, nor any Representative acting on behalf of the Seller has materially violated or is in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other Laws (excluding Health Care Laws) relating to bribery, corruption or similar activities, nor has any such person (i) used any funds of the Seller for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Seller; (iii) established or maintained any unlawful fund of monies or other assets of the Seller; (iv) made any fraudulent entry on the books or records of the Seller; (v) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Seller; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a prohibited Person.

(e)	Seller and each Shareholder has complied with the terms of the Confidentiality Agreement in all material respects, including without limitation, the prohibition against trading in shares of the Company while in possession of material, nonpublic information pertaining to the Company. Seller and each Shareholder understand that the purchase or sale of a publicly traded security while in possession of material nonpublic information is prohibited under the Laws, including Rule 10b-5 promulgated by the U.S. Securities Exchange Commission pursuant to Section 10b of the Securities Exchange Act of 1934, and could lead to civil and/or criminal prosecution.

Section 3.08 Regulatory Permits. Seller possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as presently conducted, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect, and Seller has not received any notice of proceedings relating to the revocation or modification of any such permit.

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Section 3.09 Contracts.

(a)	Seller and the Shareholders acknowledge the following binding provision from the “Merger” section of that certain AES Business Services Merger Agreement dated December 8, 2022, by and between Healthcare Concierges USA, Inc. and Biomed Health Group, Inc. of New York (the “Merger Agreement”):

“As a result of the Merger, the separate corporate existence of Biomed Health Group, Inc. shall cease, and the entity shall continue as the merged business entity Healthcare Concierges USA, Inc. The two merging companies will immediately form a new Wyoming C corporation under the name ‘MedCierges Health Solutions, Inc.’ with the ownership to be 50/50 between the two merged companies. The merged company will become a public company’s wholly owned subsidiary.”

Beyond the mere excerpted statement above, Seller and Shareholders have not, and to Knowledge of Seller, have not instructed, permitted, facilitated or cooperated with any third person, in the: (i) formation of any new entity, named MedCierges Health Solutions or otherwise, or (ii) merger with any existing entity, as contemplated in the Merger Agreement to have another entity become a public or privately held company’s subsidiary.

(b)	Seller owns, licenses or has rights to use any and all intellectual property and technology used in Seller’s business, and to the Knowledge of Seller, Seller’s use of such intellectual property or technology does not infringe upon the intellectual property rights of any third party.

Section 3.10 Non-Competition; Non-Solicitation.

(a)	For a period of five years following the Closing (the “Restricted Period”), or for such shorter period as expressly set forth below, each Shareholder agrees not to, and shall cause their Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i)	engage in any business activity with, have any economic or ownership interest in or loan any money to, or perform any services or provide any advice for, any person, firm, corporation, business or entity (whether as a shareholder, member, partner, investor, proprietor, principal, agent, security holder, trustee, beneficiary, creditor lending credit or money for the purpose of establishing or operating any such business or otherwise, alone or in association with any other Person or entity) which is the same as, substantially similar to, or substantially competitive with, the Business.

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(ii)	Each Shareholder covenants and agrees that it is unlikely that they could undertake any of the activities described in this Section 3.10(a) without necessarily benefiting from and making use of the Evaluation Material, as that term is defined in the Confidentiality Agreement, and other confidential and business proprietary information of the Company. Each Shareholder therefore covenants and agrees that during the period beginning on the date hereof and ending on the second anniversary of the date hereof, neither they nor any of their Affiliates shall, for themselves or any third party, directly or indirectly, (i) divert from any of the Company or any of its Affiliates any business of any kind in which either the Seller or any of the Shareholders were engaged with respect to the Business or the Company were engaged in at the Closing, including, without limitation, the solicitation or inducement of or interference with, any past, existing or prospective client, customer or source of financing of the Seller, the Company or any Affiliate of the Company, (ii) employ or solicit for employment, other than for the benefit of the Company, any person employed by the Company, any Affiliate of the Company or any other Shareholder or employee of the Seller hired by Company within 120 days of the Closing, or induce any other Shareholder or employee of the Seller hired by Company within 120 days of the Closing, or employee of the Company or any Affiliate of the Company, to leave the employ of the Company or any Affiliate of the Company for any reason whatsoever, unless such person will have ceased to be employed or engaged by the Company for a period of at least six months prior thereto; or

(iii)	disparage the Company or any Company Affiliate in any way that could adversely affect the goodwill, reputation or business relationships of the Business, the Company or any of its Affiliates with the public generally, or with any of the Company’s or the Seller’s customers, suppliers or employees.

(b)	The Seller and each Shareholder acknowledges and agrees that its compliance with the covenants contained in this Section 3.10 is necessary to protect the value of the ongoing business and assets (including the goodwill) and other proprietary interests being acquired pursuant to this Agreement. Each Shareholder further acknowledges and agrees that a breach of the covenants in this Section 3.10 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and agrees that in the event of any breach or threatened breach of such covenants, the Company shall be entitled to interim relief in the form of a temporary restraining order, preliminary injunction or injunction and to have such covenants specifically enforced by any court having equity jurisdiction in addition to such other and further relief as may be proper.

(c)	Subject to Section 3.10(a)(a)(i), it is the intention of the Parties that the scope and effect of the covenants contained in this Section 3.10 shall be as broad in time and geography, and in all other respects, as is permitted pursuant to applicable Law. The provisions of this Section 3.10 are severable and independent and shall be interpreted and applied consistently with requirements of reasonableness and equity. If any provision of this Section 3.10 shall be held to restrict competition to a greater degree than is permitted by applicable Law or to be invalid or otherwise unenforceable, in whole or in part, such term or provision shall be adjusted rather than voided, and the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby, and shall remain in full force and effect to the maximum extent possible.

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Section 3.11 Financial Statements; No Undisclosed Liabilities.

(a)	True and complete copies of (i) the consolidated audited balance sheet of Seller as at December 31, 2021, and the related consolidated statements of results of operations and cash flows of Seller together with all related notes and schedules thereto, and (ii) the consolidated unaudited balance sheet of Seller as at March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022 and the related consolidated statements of results of operations and cash flows of Seller together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Media Business as at January 31, 2023 (the “Balance Sheet”), and the related consolidated statements of results of operations and cash flows, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 3.11(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (A) has been prepared based on the books and records of the Seller (except as may be indicated in the notes thereto), (B) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (C) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Seller as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.

(b)	Except (A) as set forth on Section 3.11(a) of the Disclosure Schedules and (B) as and to the extent adequately accrued or reserved against in the reviewed balance sheet of the Seller as at the date of the Balance Sheet, there are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Seller of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Financial Statements or the notes thereto, (ii) incurred since the date of the Balance Sheet in the ordinary course of business, (iii) for Taxes, or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)	The gross revenue billed by the Seller’s business is in excess of Forty Million Dollars ($40,000,000) for calendar year 2022 and on a pro-rated basis based upon Seller’s knowledge of the state of its business as of the Closing Date, Seller reasonably believes that the Seller’s business shall bill the same or greater gross revenue for calendar year 2023.

(d)	The net income collected from the Seller’s business is approximately Four Million Dollars ($4,000,000) for calendar year 2022, and on a pro-rated basis based upon Seller’s knowledge of the state of its business as of the Closing Date, Seller reasonably believes that the Seller’s business shall collect the same or more net revenue for calendar year 2023.

(e)	The aggregate expenses and liabilities of the Seller’s business, including accounts payable, as of January 31, 2023, is approximately Three Million Dollars ($3,000,000) as further detailed in the Financial Statements.

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(f)	Seller’s aggregate business recorded accounts receivables greater than Seven Million Dollars ($7,000,000) as of December 31, 2022.

(g)	Seller’s business generated cash flow of approximately Three Million Dollars ($3,000,000) per month throughout calendar year 2022, and based upon Seller’s knowledge of the state of its business through the Closing Date, Seller reasonably believes that the Seller’s business shall bill the same or more cash flow through the Closing Date.

(h)	Since November 1, 2022, (A) the Seller has conducted itself, in all respects, in the ordinary course of business consistent with past practice and (B) there has not occurred any Material Adverse Effect.

Section 3.12 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Seller in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Seller or any action taken by Seller.

Section 3.13 Investment Representations.

(a)	Investment Purpose. Seller and Shareholders understand and agree that the consummation of this Agreement including the delivery of the Exchange Shares to Shareholders in exchange for the Seller Common Stock as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Exchange Shares are being acquired for the Shareholders’ own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Each Shareholder is (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”), and/or (ii) an exempt investor in accordance with the provisions of Regulation S promulgated under the Securities Act. Seller and each Shareholder have been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that Seller or any of the Shareholders requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(c)	Reliance on Exemptions. Each Shareholder understands that the Exchange Shares are being offered and sold to the Shareholders in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and the Shareholders’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the each Shareholder as set forth herein in order to determine the availability of such exemptions and the eligibility of each Shareholder to acquire the Exchange Shares.

(d)	Information. Seller, Shareholders and their respective advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Exchange Shares which have been requested by Seller or its advisors. Seller, Shareholders and their respective advisors, if any, have been afforded the opportunity to ask questions of the Company. Shareholders understand that their investment in the Exchange Shares involves a significant degree of risk.

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(e)	Governmental Review. Seller and Shareholders understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Shares.

(f)	Transfer or Resale. Seller and Shareholders understand that (i) the sale or re-sale of the Exchange Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Exchange Shares may not be transferred unless (a) the Exchange Shares are sold pursuant to an effective registration statement under the Securities Act, (b) Seller and the Shareholders shall have delivered to the Company, at the cost of Seller or the Shareholders, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company in its reasonable discretion, (c) the Exchange Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of Seller or Shareholders who agree to sell or otherwise transfer the Exchange Shares only in accordance with this Section 3.13 and who is an Accredited Investor, (d) the Exchange Shares are sold pursuant to Rule 144, or (e) the Exchange Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Seller or Shareholders shall have delivered to the Company, at the cost of Seller or Shareholders, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company in its reasonable discretion; (ii) any sale of such Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Exchange Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)	Legends. Seller and the Shareholders understand that the Exchange Shares, until such time as the Exchange Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Exchange Shares.

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(h)	Removal. The legend(s) referenced in Section 3.13(g) shall be removed and the Company shall issue a certificate without such legend(s) to the holder of any Exchange Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Exchange Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Company in its reasonable discretion, so that the sale or transfer is effected. Shareholders agree to sell all Exchange Shares, including those represented by certificate(s) from which the legend has been removed, only in compliance with applicable prospectus delivery requirements, if any.

Section 3.14 Full Disclosure. No representation or warranty by Seller or the Shareholders in this Agreement or any certificate or other document furnished or to be furnished to the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of the Seller, the Company represents and warrants to the Seller as of the Closing Date as follows:

Section 4.01 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 4.02 No Conflict; Due Authorization. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation and by-laws of the Company as in effect on the Closing Date (the “Company Organizational Documents”). The Company has taken all action required by Laws, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by Laws, the Company Organizational Documents or otherwise to consummate the transactions herein contemplated.

Section 4.03 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Section 4.04 Governmental Authorization. Neither the execution and delivery nor performance of this Agreement by any the Company Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 4.05 Approval of Agreement. The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

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Section 4.06 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any action taken by the Company.

Article V. INDEMNIFICATION

Section 5.01 Indemnification of Company. Seller and Shareholders hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law, the Company, its Affiliates, representatives, members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Company Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of Seller contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

Section 5.02 Indemnification of Seller. The Company hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Shareholders and the Seller and its Affiliates, representatives, members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Seller Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Seller Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

Section 5.03 Procedure. The person or entity seeking indemnification pursuant to this Agreement shall be referred to as the “Indemnified Party” and the person or entity from whom such indemnification is sought pursuant to this Agreement shall be referred to as the “Indemnifying Party.” The following shall apply with respect to all claims by any Seller Indemnified Party or Company Indemnified Party for indemnification:

(a)	An Indemnified Party shall give the Indemnifying Party prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 5.01 or Section 5.02 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 5.01 or Section 5.02, except to the extent such failure materially and adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of such liability.

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(b)	In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 5.01 or Section 5.02 are applicable to such Action and the Indemnifying Party will indemnify such Indemnified Party in respect of such Action pursuant to the terms of this Article V and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Party’s liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)	If the Indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 5.03(b), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Party so assumes the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party.

(d)	If the Indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 5.03(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. Notwithstanding anything to the contrary, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Party) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

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(e)	If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 5.03(b) and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

Section 5.04 Periodic Payments. Any indemnification required by this Article V for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 5.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 5.06 Time Limit. The obligations of the Seller and the Company Indemnifying Party under Section 5.01 and Section 5.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article V which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Article VI. MISCELLANEOUS

Section 6.01 Governing Laws; Jurisdiction; Waiver of Jury Trial.

(a)	This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Florida, as applied to agreements performed wholly within the State of Florida.

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(b)	SUBJECT TO Section 6.02, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA, IN EACH CASE LOCATED IN BROWARD COUNTY, FLORIDA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL OR ELECTRONIC MAIL TO SUCH PARTY’S ADDRESS AS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.01(c).

Section 6.02 Dispute Resolution; Arbitration.

(a)	The Parties shall seek to informally resolve any dispute arising under this Agreement. An aggrieved Party shall prepare and deliver to the other Party or Parties a written notice of a disagreement (a “Dispute Notice”) reasonably detailing the nature and amount, if any, of the grievance.

(b)	During the twenty (20) Business Day period following delivery of a Dispute Notice, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. During such ten Business Day period, the Parties shall use their commercially reasonable best efforts to provide each other with documents, records, information, witnesses and access to personnel relating to the Dispute Notice. Any disputed items resolved in writing between and among the Parties within such twenty (20) Business Day period shall be final and binding with respect to such items for all purposes hereunder. All fees and expenses incurred by a Party in connection with any dispute resolution pursuant to Section 6.02(a), including without limitation, preparation or review of any Dispute Notice and presentation of issues, shall be borne by such Party.

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(c)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), which cannot be informally resolved under Section 6.02(a), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(d)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the sole Arbitrator who shall resolve the dispute, claim or controversy.

(e)	The Arbitrator shall be a retired judge or attorney with no less than ten (10) years of experience in resolving disputes pertaining to corporate acquisitions. The Arbitrator shall issue a written decision not exceeding ten (10) pages, setting forth findings of fact and conclusions of law, within sixty (60) days after the Arbitrator’s selection. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(f)	The arbitration shall be held in Broward County, Florida in accordance with and under the then-current provisions of the rules of commercial arbitration the American Arbitration Association, except as otherwise provided herein. If applicable, as determined by the Arbitrator, the Parties prefer and request use and reliance upon the Expedited Procedures of the Commercial Arbitration Rules.

(g)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 6.02(e).

(h)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(i)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

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(j)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Broward County, Florida to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 6.03 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email with return receipt requested, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company:

Nutralife Biosciences, Inc.

Attn: Edgar Ward

6601 Lyons Rd. L-6

Coconut Creek, FL 33073

E-mail:

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC Attn:

Michael R. Geroe

625 North Flagler Drive, Suite 600

West Palm Beach, Florida 33401

Email: mgeroe@anthonypllc.com

If to Seller, to:

Healthcare Concierges USA, Inc.
Attn: Mrugesh Patel

E-mail:

Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(b)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

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Section 6.04 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 6.05 Confidentiality. Each Party adopts, ratifies and confirms that certain confidentiality letter agreement executed between Company and Seller’s predecessor, Relicare, Inc., an Illinois corporation, dated October 17, 2022 the (“Confidentiality Agreement”).

Section 6.06 Public Announcements and Filings. Unless required by applicable Laws or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Laws or regulatory authorities, shall be delivered to each Party at least one (1) Business Day prior to the release thereof.

Section 6.07 Third Party Beneficiaries. This contract is strictly between the Company and the Seller and, except as specifically provided (including in Article V), no other Person and no director, officer, stockholder (other than the Seller), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 6.08 Expenses. Subject to Article V, Section 6.02 and Section 6.04, whether or not the Exchange is consummated, each of the Company and the Seller will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 6.09 Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 6.10 Survival; Termination. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years, including, to the fullest extent permitted by Laws, in the event Company exercises its Cancellation Rights under Section 2.06.

Section 6.11 Amendment; Waiver; Remedies; Agent.

(a)	This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Company and the Seller.

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(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 6.12 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 6.13 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 6.14 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the all of the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 6.15 Commercially Reasonable Best Efforts. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

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Section 6.16 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 6.17 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 6.18 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Closing

Date.

For Nutralife Biosciences, Inc.:

By:	/s/ Edgar Ward
Name:	Edgar Ward
Title:	Chief Executive Officer

For Healthcare Concierges USA, Inc

By:	/s/ Mrugesh Patel
Name:	Mrugesh Patel
Title:	Chief Executive Officer

Shareholders:

Mrugesh Patel:	/s/ Mrugesh Patel
Pinal Kerai:	/s/ Pinal Kerai
Aysha Khan:	/s/ Aysha Khan